EXHIBIT 10.10

Lee Johnson
President
lee@dotvn.com

February 20, 2007

Mr. Mai Liem Truc
36 Ngo 84 Ngoc Khanh
Hanoi, Vietnam

VIA: PERSONAL DELIVERY

Dear Mr. Mai,
It is with great pleasure that I write to you on behalf of the officers and directors of Dot VN, Inc. (“Dot VN” or the “Company”) to formally invite you to join the Company’s Strategic Advisory Board (the “SAB”) to serve on such SAB for a term of two (2) years. Your experience, wisdom and established commitment to assisting in the development of Vietnam and helping its citizens represents the core ideals of Dot VN. With your counsel and guidance, we hope to continue to nurture the growth of information technology and telecommunications in Vietnam in order to advance the development of the internet and other technological infrastructure and ultimately deliver critical services such as communications, disaster recovery, online services and education to major cities as well as remote villages and hamlets throughout Vietnam. It is our firm belief that together we will do great things for Vietnam and its people both from an economic as well as technological standpoint.

In connection with your appointment to the Strategic Advisory Board, Dot VN would like to request that you accept an honorarium in the amount of Five Thousand (5,000) Shares of the Company’s restricted common stock to be issued at the beginning for each year of service on the SAB. Additionally, we would like to offer to pay for all travel costs associated with your attendance of any Dot VN related event or meeting of the SAB and provide you with an additional One Thousand (1,000) shares of the Company’s restricted stock per event or meeting attended.

If such offer is satisfactory, please signify your acceptance by signing this letter and returning it to the Company. Your time and consideration are greatly appreciated.

Sincerely,

/s/ Thomas Johnson
Lee Johnson

Agreed and accepted, this ____ day of February, 2007

/s/ Mai Liem Truc
Mai Liem Truc